EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement (No. 333-138991) on Form S-8 of Portec Rail Products, Inc. of our reports dated March 15, 2010, relating to our audits of the consolidated financial statements and internal control over financial reporting, both of Portec Rail Products (UK) Limited, which appear in this Annual Report on Form 10-K of Portec Rail Products, Inc. for the year ended December 31, 2009.
/s/ Garbutt & Elliott LLP
Garbutt & Elliott LLP
York
United Kingdom
March 15, 2010